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                                                                    EXHIBIT 10.9


                              EMPLOYMENT AGREEMENT


     This Employment Agreement (this "Agreement") is effective as of November 1, 2000 between ENCOMPASS MANAGEMENT CO., a Delaware corporation (the "Company") and HENRY P. HOLLAND, a resident of Harris County, Texas ("Employee").
Encompass Services Corporation, a Texas corporation ("Encompass") has joined herein solely for the purpose of guaranteeing the performance by the Company of its obligations hereunder, as provided in Section 28 of this Agreement. In consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

     1. Employment. The Company hereby agrees to employ Employee and Employee hereby agrees to work for the Company as its Executive Vice President and Chief Operating Officer. Employee's principal office shall be in Houston, Texas. So long as Employee is employed by the Company, Employee shall devote Employee's skill, energy and substantially all of his business-related efforts to the faithful discharge of Employee's duties as an employee of the Company. In providing services hereunder, Employee shall comply with and follow all directives, policies, standards and regulations from time to time established by the Board of Directors of the Company or Encompass, which are applicable to the Company. If the Employee is elected as a director or an officer of any of the Company's Affiliates, the Employee will fulfill his duties as such director or officer without additional compensation.

     2. Term of Employment. Employee's employment by the Company pursuant to this Agreement shall continue in effect for a term of two (2) years from the date of this Agreement (the "Initial Period"), which shall be automatically extended, without any action on the part of Employee or the Company, for additional, successive one-year periods (each such one-year period, an "Additional Period" and all of such one-year periods collectively, the "Additional Periods") commencing on the second anniversary date of this Agreement and on each anniversary date thereafter, unless either party gives notice of non-renewal of this Agreement, as provided in Section 10(e) of this Agreement, or otherwise terminates this Agreement, in accordance with the other provisions of Section 10 hereof.

     3. Representations and Warranties. Employee represents and warrants that Employee is under no contractual or other restrictions or obligations that will limit in any way Employee's activities on behalf of the Company or its Affiliates or will prohibit or limit the disclosure or use by Employee of any information that directly or indirectly relates to the businesses of the Company or its Affiliates, or the services to be rendered by Employee under this Agreement. The Company acknowledges that Employee is currently a consultant to a third party and in connection therewith is subject to a Nondisclosure Agreement dated as of May 15, 2000. The company agrees that it will not solicit, and Employee agrees that it will not disclose, any "Confidential Information" (as such term is defined in the Nondisclosure Agreement) and that Employee's obligations to not use or disclose such information shall not constitute a breach of this Agreement.
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     4.  Compensation.  Subject to the provisions of Section 10 of this
Agreement, Employee will be entitled to the compensation and benefits set forth in this Section 4.

     (a) During the Initial Period, the Company shall pay Employee an Annual Base Salary, payable semi-monthly, in equal installments, commencing at a rate equal to $375,000 per year through December 31, 2001. In each subsequent calendar year, or portion thereof, occurring during the term of this Agreement, the Company shall pay to Employee an Annual Base Salary determined by the Compensation Committee of Encompass following its annual salary and performance review. Employee's Annual Base Salary for each succeeding calendar year (or portion thereof) occurring during the term of this Agreement will be reviewed at least annually in the fourth quarter of each calendar year of Employee's employment hereunder, commencing in the fourth quarter of calendar year 2001. Employee's Annual Base Salary shall be pro-rated for any partial calendar year remaining following the commencement of employment with the Company. In the event this Agreement is terminated or expires during any calendar year, the amount of such Annual Base Salary owed by the Company to Employee, if any, will be determined pursuant to Section 10 of this Agreement.

     (b) Commencing with the 2001 calendar year, Employee shall be eligible to receive an annual bonus pursuant to the incentive compensation program in effect, if any, from time to time for executive employees of the Company. The target bonus of Employee under such program shall not be less than 100% of Employee's Annual Base Salary in effect for the calendar year with respect to which such bonus is earned. Employee shall not be entitled to an annual bonus with respect to the 2000 calendar year. The bonus, if any, will be earned for Employee's performance during each calendar year occurring during the term of this Agreement, but will be finally determined and paid following the closing of the books and records of the Company for such calendar year and review of same by the Compensation Committee of Encompass and the Company's independent auditors. In the event this Agreement is terminated or expires during any calendar year, the amount of such bonus, if any, owed by the Company to Employee will be determined pursuant to Section 10 of this Agreement.

     (c) All payments of salary and other compensation to Employee shall be made after deduction of any taxes required to be withheld with respect thereto under applicable federal, state and local laws.

     5.   Fringe Benefits; Expenses.

     (a) During the term of employment of Employee hereunder, Employee shall participate in all employee benefit plans sponsored by the Company for its executive employees, which may include, but will not be limited to, stock bonus, stock purchase, stock performance incentive and stock option plans, sick leave and disability leave, health insurance, dental insurance and pension and/or profit sharing plans; provided, however, that except as provided below, the existence, nature, amount and limitations of such plans shall be determined from time to time by the Board of Directors of the Company or Encompass.

     (b) The Company will reimburse Employee for all reasonable business expenses incurred by Employee in the scope of Employee's employment; provided, however, that

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Employee must file expense reports with respect to such expenses in accordance with the Company's policies as are in effect from time to time, and any expenses requiring the approval of any officer or the Board of Directors of the Company or Encompass pursuant to any policies of the Company then in effect shall have been so approved.

     (c) During the term of employment of Employee hereunder, Employee shall be entitled to a minimum of four weeks paid vacation during each calendar year and to paid holidays and other paid leave set forth in the Company's policies in effect from time to time. Any vacation not used during a calendar year may not be used during any subsequent period. Vacation time shall be prorated for any partial calendar year of employment.

     (d) During the term of employment of Employee hereunder, the Company will pay all license fees, occupation taxes and reasonable educational costs and expenses necessary to maintain Employee's good standing under any professional licenses required in connection with Employee's employment by the Company.

     (e) During the term of this Agreement, the Company shall use its reasonable efforts to provide to Employee (i) life insurance payable to Employee's designated beneficiary or beneficiaries in an amount at least three times Employee's Annual Base Salary and (ii) disability insurance on behalf of Employee which, as a goal, shall provide for salary continuation in the event of permanent disability in an amount equal to the lesser of (i) 60% of Employee's Annual Base Salary, or (ii) $10,000 per month.

     6. Indemnification and Insurance. The Company shall indemnify Employee with respect to matters relating to Employee's services as an officer and/or director of the Company or any of its Affiliates, occurring during the course and scope of Employee's employment with the Company, to the extent and pursuant to the procedures set forth in the Company's By-laws, and in accordance with the terms and procedures of any other indemnification which is generally applicable to executive officers of the Company and that may be provided by the Company from time to time. The foregoing indemnity is contractual and will survive any adverse amendment to or repeal of the By-laws. The Company will also cover Employee under a policy of officers' and directors' liability insurance providing coverage that is comparable to that provided now or hereafter to any other executive officer or director of the Company. The provisions of this
Section 6 will survive the termination of this Agreement for any reason.

     7. Change in Control. If a Change of Control occurs and if during the Protected Period, Employee's employment is terminated or not renewed pursuant to
Section 10, whether by the Company or by Employee, then the Company shall promptly pay or otherwise provide to Employee the benefits set forth below:

     (a) An amount equal to two times the sum of (i) Employee's Annual Base Salary then in effect and (ii) the amount of Employee's actual bonus earned with respect to the preceding calendar year, payable in a single lump sum by certified or bank cashier's check within 30 days of such termination; and

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     (b) An amount equal to the product of (i) the maximum monthly premium payment that may be charged to continue coverage for Employee and Employee's dependents under the Company's health insurance plan under COBRA, and under all life insurance and disability policies provided by the Company for Employee, multiplied by (ii) 18. Such amount shall be payable semi-monthly in accordance with the Company's policies then in effect over a period of eighteen (18) calendar months beginning in the first calendar month following the effective date of such termination. Any unpaid amounts under this clause (b) will cease if Employee obtains substantially similar coverage under new employment.

Notwithstanding the foregoing, Employee shall not be entitled to any benefits under this Section 7 if such termination is (i) due to Employee's death, (ii) by the Company on account of Employee's disability as provided in Section 10(d) below, (iii) by the Company for Cause or (iv) by Employee for other than Good Reason as provided in Section 10 below.

     8.   Gross-Up of Parachute Payments.

     (a) To provide Employee with adequate protection in connection with Employee's ongoing employment with the Company, this Agreement or other incentive plans of the Company provide Employee with various benefits in the event of termination of Employee's employment with the Company during the Protected Period following a Change of Control. If Employee's employment is terminated or not renewed pursuant to Section 10 during a Protected Period following a Change of Control, or otherwise in connection with a "change of control" of Encompass, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), a portion of those benefits could be characterized as "excess parachute payments" within the meaning of Section 280G of the Code. The parties hereto acknowledge that the protections set forth in this Section 8 are important, and it is agreed that Employee should not have to bear the full burden of the excise tax that might be levied under Section 4999 of the Code or any similar provision of federal, state of local law, in the event that any portion of the benefits payable to Employee pursuant to this Agreement or the other incentive plans of the Company are treated as an excess parachute payment. The parties, therefore, have agreed as set forth in this
Section 8.

     (b) Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution (including income recognized by Employee upon the early vesting of restricted property or upon the exercise of options whose exercise date has been accelerated) by the Company or any other Person to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this
Section 8) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any similar provision of any federal, state or local law or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay an additional payment, not to exceed $250,000 in the aggregate (a "Gross-Up Payment"), in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax

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imposed on the Gross-Up Payment, Employee retains an amount of the Gross-Up
Payment equal to fifty percent (50%) of the Excise Tax imposed on the Payments. Employee will bear the cost of the remaining 50% until the aggregate Gross-Up Payments from the Company have reached $250,000, and will thereafter bear all additional taxes, interest or penalties.

     (c) In the event of any dispute as to the applicability or amount of any Gross-Up Payment, all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the independent public accounting firm regularly employed by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and to Employee within 15 business days after the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm will be borne by the Company. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written statement that failure to report the Excise Tax on Employee's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding on the Company and Employee unless and until a final determination is received from the Internal Revenue Service indicating a contrary result. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments may not have been made by the Company that should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. If Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee, consistent with the maximum limitation stated in
Section 8(b) above. In the event it is determined by the Accounting Firm that the Gross Payments previously made by the Company exceeded the limitations stated in Section 8(b) above, upon written notice from the Company, accompanied by a copy of the Accounting Firm's calculation of same, the amount of such overpayment shall be promptly paid by Employee to the Company.

     9. Options and Other Stock-Related Plans. Except to the extent otherwise provided in this Section 9 below, the terms and conditions of any option, stock bonus, restricted stock, stock award or other stock-related plan or program with respect to capital stock of Encompass, which may be granted to Employee, or in which Employee may participate, shall be governed by the applicable Encompass or Company plan, if any, and/or separate agreement(s) between the Company or Encompass, and Employee with respect thereto.

     (a) If a Change of Control occurs, and if during the Protected Period Employee's employment is terminated or not renewed, all stock options then held by Employee, but not yet vested, will vest immediately upon such termination or non-renewal; provided that, this Section 9(a) shall not apply if a termination is (i) due to Employee's death, (ii) by the Company on account of Employee's disability as provided in Section 10(d) below, (iii) by the Company for Cause or
(iv) by Employee for other than Good Reason as provided in Section 10 below.

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     (b) The exercise period for stock options held by Employee at the time of any termination of this Agreement shall be the greater of (i) ninety (90) days from the effective date of termination of employment other than under Section 10(b) of this Agreement, (ii) thirty (30) days from the effective date of termination of employment under Section 10(b) of this Agreement, (iii) the exercise period established in or under the terms of the stock option plan or stock option agreement to which such stock options are subject, or (iv) the exercise period established in or under the terms of any other written agreement between Employee and Encompass or the Company with respect to such stock options.

     10.  Termination or Non-Renewal of Employment.

     (a) Termination by Either Party; General Provisions. Either the Company or Employee may terminate this Agreement and Employee's employment hereunder at any time during the term of this Agreement by delivery of written notice by the terminating party to the other party at least thirty (30) days prior to the effective date of such termination as set forth in such notice; provided that notice under this Section 10(a) shall only be effective to terminate this Agreement in situations not governed by Section 10(e) of this Agreement. Within thirty (30) days after such termination is effective, in addition to any other payments or benefits provided in this Section 10, the Company shall pay to Employee an amount equal to the sum of (i) Employee's unpaid Annual Base Salary prorated through the date of termination of this Agreement at the rate in effect at the time of such termination, (ii) vacation pay earned pursuant to the policies of the Company then in effect but not taken to the date of such termination, and (iii) all other amounts previously deferred by Employee or earned by Employee as reflected in the books and records of the Company but not paid as of such date under all Company incentive or deferred compensation plans or programs.

     (b) Termination for Cause; Resignation without Good Reason. If the Company terminates Employee's employment for Cause, or Employee terminates his employment without Good Reason, the payments due to Employee shall be limited to the amounts described in Section 10(a) of this Agreement.

     (c) Termination Without Cause; Termination for Good Reason. If the Company terminates Employee's employment without Cause (except as provided in Section 10(d) below), or if Employee terminates Employee's employment for Good Reason, the Company shall promptly pay or otherwise provide to Employee the following amounts in addition to those set forth in Section 10(a) of this Agreement:

          (i) If the effective date of termination is on or before December 31, 2001, an amount equal to the greater of (A) Employee's Annual Base Salary or (B) the Annual Base Salary that, but for the early termination, would have been paid Employee for the period commencing with the effective date of termination through the end of the Initial Period, calculated based on Employee's Annual Base Salary in effect at the time of termination, payable in a single lump sum by certified or bank cashier's check within 30 days of such termination;

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          (ii) If the effective date of termination is after December 31, 2001, an amount equal to the sum of (A) Employee's Annual Base Salary then in effect and (B) the amount of Employee's actual bonus earned with respect to the preceding calendar year, payable in a single lump sum by certified or bank cashier's check within 30 days of such termination; and

         (iii) Regardless of the effective date of termination, an amount equal to the product of (A) the maximum monthly premium payment that may be charged to continue coverage for Employee and Employee's dependents under the Company's health insurance plan under COBRA, and under all life insurance and disability policies provided by the Company for Employee multiplied by (B) 18. Such amount shall be payable semi-monthly in accordance with the Company's policies then in effect over a period of eighteen (18) calendar months beginning in the first calendar month following the effective date of such termination. Any unpaid amounts under this clause (ii) will cease if Employee obtains substantially similar coverage under new employment.

     (d) Termination on Disability. If at any time during the term of Employee's employment hereunder, Employee is unable to perform the essential functions of Employee's job with or without reasonable accommodation, the Company shall continue payment of Employee's compensation as provided in Section 4 of this Agreement during the first twelve (12) month period of such disability to the extent not covered by the Company's disability insurance policies (the Company may offset against its obligations in this sentence the amounts actually received by Employee under such policies). If Employee should die during the term of Employee's employment hereunder, Employee's employment and the Company's obligations hereunder for compensation payments shall terminate as of the end of the month in which Employee's death occurs.

     (e) Non-Renewal of Employment; General Provisions. Notwithstanding the provisions of Sections 10(a), 10(b) and 10(c), either the Company or Employee may elect not to renew Employee's employment hereunder at the end of the Initial Period, or at the end of any Additional Period thereafter, by delivery of written notice by the electing party to the other party at least sixty (60) days prior to the effective date of such termination, as set forth in such notice. Within thirty (30) days after the expiration of the employment term (in addition to any other amounts provided in Section 10(f) below in the case of a non-renewal by the Company), the Company shall pay to Employee an amount equal to the sum of (i) Employee's unpaid Annual Base Salary, if any, prorated through the date of termination of this Agreement at the rate then in effect at the time of such non-renewal and (ii) vacation pay earned pursuant to the policies of the Company then in effect but not taken to the date of such termination. In the event of a non-renewal by Employee, the amounts due Employee shall be limited to the amounts specified in clauses (i) and (ii) of the preceding sentence.

     (f) Non-Renewal by the Company at End of Initial Period or Additional Period. If the Company elects not to continue this Agreement and renew Employee's employment as of the end of the Initial Period or an Additional Period, and provided in the Company's reasonable good faith determination, Employee continues to perform Employee's duties and responsibilities through the end of such Initial Period or Additional Period, as the case may be, then the

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Company shall promptly pay or otherwise provide to Employee the following amounts in addition to those set forth in Section 10(a):

          (i) An amount equal to Employee's Annual Base Salary then in effect, payable in a single lump sum by certified or bank cashier's check within 30 days of such non-renewal;

         (ii) An amount equal to Employee's bonus earned for the calendar year in which the date of termination occurs, pro-rated for the period of time in which Employee is employed by the Company in such calendar year, payable in a single lump sum by certified or bank cashier's check at the time bonuses for such calendar year are distributed to other executive employee's of the Company; and

        (iii) An amount equal to the product of (A) the maximum monthly premium payment that may be charged to continue coverage for Employee and Employee's dependents under the Company's health insurance plan under COBRA, and under all life insurance and disability policies provided by the Company for Employee multiplied by (B) 18. Such amount shall be payable semi-monthly in accordance with the Company's policies then in effect over a period of eighteen (18) calendar months beginning in the first calendar month following the effective date of such non-renewal. Any unpaid amounts under this clause (ii) will cease if Employee obtains substantially similar coverage under new employment.

     (g) Waiver of Claims. In the event this Agreement expires as a result of non-renewal by the Company, or is terminated by the Company without Cause or because Employee is unable to perform the essential functions of his or her job, with or without reasonable accommodation, in accordance with Section 10(d) hereof, or is terminated by Employee with Good Reason, Employee agrees to accept, in full settlement of any and all claims, losses, damages and other demands that Employee may have arising out of such termination or non-renewal, as liquidated damages and not as a penalty, the payments, benefits and vesting of rights set forth in this Agreement. Employee waives any and all rights Employee may have to bring any cause of action or proceeding contesting any such termination or non-renewal. Under no circumstances shall Employee be entitled to any compensation or confirmation of any benefits under this Agreement for any period of time following Employee's date of termination if Employee's termination is for Cause, or Employee's election to not renew this Agreement at the end of the Initial Period or any Additional Period, or Employee's election to terminate his or her employment without Good Reason.

     (h) Lock-ups, etc. During the one (1) year period after Employee receives the lump sum payments as provided in Section 10(c) or (f) above, Employee shall sign any lock-up letters, standstill agreements, or other similar documentation specifically required by an underwriter from such Employee in connection with a public offering of securities by the Company or Encompass or take other actions reasonably related thereto as requested by the Board of Directors of the Company or Encompass; provided, however, that equivalent agreements are being required of Company management and the period of any such lock-up or standstill agreements shall not exceed the shorter of (i) 180 days or (ii) the balance of the one (1) year

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period. In the event Employee fails to sign any such letters, agreements or similar documentation or take any such action, the Company may seek and obtain specific performance of such covenant, including, without limitation, any injunction requiring execution thereof or the taking of any such actions, and Employee hereby appoints the then president of the Company in office from time to time to sign any such documents on Employee's behalf so long as such documents are prepared on the same basis as other shareholders generally or as all Company management shareholders. Notwithstanding the foregoing, in no event shall any lock-up agreement prohibit Employee from exercising his rights to a cashless exercise of any vested options which the Employee may then have.

     11. No Mitigation Obligation. All amounts paid to Employee under this Agreement following Employee's termination of employment and this Agreement are acknowledged by the Company and Employee to be reasonable and to be liquidated damages, and Employee will not be required to reduce the amount of such payments by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever (including from other employment) create any mitigation, offset, reduction or any other obligation on the part of Employee under this Agreement.

     12.  Covenant Not to Compete.

     (a) During Employee's employment with the Company or any of its Affiliates, and thereafter during the Restricted Period, in order to help, among other things, ensure the security of the Company's Confidential Information, regardless of the reason for the termination of Employee's employment and this Agreement, Employee will not engage in or carry on, directly or indirectly, either for himself or as a member of a partnership or as a shareholder, investor, owner, officer or director of a company or other entity, or as an employee, agent, associate or consultant of any person, partnership, corporation or other entity, any business in any State of the United States or in any other part of the world that directly competes with any services or products produced, sold, conducted, developed, or in the process of development by the Company or its Affiliates on the date of termination of Employee's employment.

     (b) Notwithstanding the foregoing, Employee shall not be deemed to be in violation of Section 12(a) based solely on (i) investments held by Employee as of the date of this Agreement, (ii) the ownership of less than one percent of any class of securities of a publicly-held company whose gross assets exceed $100,000,000 or (iii) Employees' participation or investment in any company or entity, as a shareholder, investor, owner, officer, director or consultant, the primary business of which company or entity does not directly compete with any services or products produced, sold, conducted, developed, or in the process of development by the Company or its Affiliates on the date of termination of Employee's employment, provided that Employee's participation in such company or entity is not undertaken for the purpose of developing or expanding any services or products that are produced, sold, conducted, developed, or in the process of development by the Company or its Affiliates on the date of termination of Employee's employment.

     (c) Employee acknowledges that (i) during the term of this Agreement, Employee will be provided training by the Company or its Affiliates and access to certain Confidential

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Information related to the business and operations of the Company and its
Affiliates and (ii) the limitations set forth herein on Employee's rights to compete with the Company and its Affiliates are reasonable and necessary for the protection of the Company and its Affiliates. In this regard, Employee specifically agrees that the limitations as to period of time and geographic area, as well as all other restrictions on Employee's activities specified herein, are reasonable and necessary for the protection of the Company and its Affiliates. In particular, Employee acknowledges that the parties anticipate that Employee will be actively seeking markets for the products and services of the Company and its Affiliates throughout the United States and elsewhere in the world during Employee's employment with the Company.

     (d) In the event that there shall be any violation of the covenant not to compete set forth in this Section 12, then the time limitation thereof shall be extended for a period of time equal to the period of time during which such violation continues; and in the event the Company is required to seek relief from such violation in any court, board of arbitration or other tribunal, then the covenant shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.

     (e) In the event Employee should violate any of the terms of this
Section 12, the Company shall have the right, in addition to pursuing damages resulting from such violation, to reimbursement of all amounts paid to Employee, if any, pursuant to Section 10(c), Furthermore, Employee agrees that the remedy at law for any breach by Employee of this Section 12 will be inadequate and that the Company shall also be entitled to injunctive relief.

     13. Confidential Information. During the term of Employee's employment hereunder, and for five (5) years after Employee's termination of employment, Employee shall not use or disclose, without the prior written consent of the Company, Confidential Information relating to the Company or any of its Affiliates, and upon termination of Employee's employment will return to the Company all written materials in Employee's possession embodying such Confidential Information. Employee will promptly disclose to the Company all Confidential Information, as well as any business opportunity related to the Company which comes to Employee's attention during the term of Employee's employment with the Company. Employee will not take advantage of or divert any such business opportunity for the benefit of Employee or any other Person without the prior written consent of the Company. Employee agrees that the remedy at law for any breach by Employee of this Section 13 will be inadequate and that the Company shall also be entitled to injunctive relief.

     14.   Intellectual Property.

     (a) To the extent they relate to, or result from, directly or indirectly, the actual or anticipated operations of the Company or any of its Affiliates, or the activities of Employee in the course and scope of his employment, Employee hereby agrees that all patents, trademarks, copyrights, trade secrets, and other intellectual property rights, all inventions, whether or not patentable, and any product, drawing, design, recording, writing, literary work or other author's work, in any other tangible form developed in whole or in part by Employee during the term of this Agreement, or otherwise developed, purchased or acquired by the Company or any of its

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Affiliates ("Intellectual Property"), shall be the exclusive property of the
Company or such Affiliate, as the case may be.

     (b) Employee will hold all Intellectual Property in trust for the Company and will deliver all Intellectual Property in Employee's possession or control to the Company upon request and, in any event, at the end of Employee's employment with the Company.

     (c) Employee shall assign and does hereby assign to the Company all property rights that Employee may now or hereafter have in the Intellectual Property. Employee shall take such action, including, but not limited to, the execution, acknowledgment, delivery and assistance in preparation of documents, and the giving of testimony, as may be requested by the Company to evidence, transfer, vest or confirm the Company's right, title and interest in the Intellectual Property.

     (d) Employee will not contest the validity of any invention, any copyright, any trademark or any mask work registration owned by or vesting in the Company or any of its Affiliates under this Agreement.

      15. Definitions. As used in this Agreement, the terms defined in Exhibit A have the meaning assigned to such terms in such exhibit.

      16. Notices. All notices, requests, demands and other communications required by or permitted under this Agreement shall be in writing and shall be sufficiently delivered if delivered by hand, by courier service, or sent by registered or certified mail, postage prepaid, to the parties at their respective addresses listed below:

     (a)  If to Employee:
          __________________
          __________________
          __________________

     (b)  If to the Company:
          Encompass Management Co.
          3 Greenway Plaza, Suite 2000
          Houston, Texas 77046
          Attention:  Corporate Secretary
          Facsimile:  713-626-4788

Any party may change such party's address by such notice to the other parties.

     17. Set-off Rights. The Company's obligations to make the payments and provide the benefits required by this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Employee or others, unless such amount is a determinable liability of Employee to the Company.

     18. Assignment. This Agreement is personal to Employee, and Employee shall not assign any of Employee's rights or delegate any of Employee's duties hereunder without the prior written consent of the Company. Neither Employee nor Employee's spouse will have the right to commute, encumber, or otherwise dispose of any payments under this Agreement. The Company shall have the right to assign this Agreement to a successor in interest in connection with a merger, sale of substantially all assets, or the like; provided however, that an assignment of this Agreement to an entity with operations, products or services outside of the industries in which the Company or its Affiliates is then active shall not be deemed to expand the scope of Employee's covenant not to compete with such operations, products or services without Employee's written consent. As used in this Agreement, the term "Company" means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, written agreement, or otherwise.

     19. Survival. The provisions of this Agreement shall survive the termination of Employee's employment hereunder in accordance with their terms.

     20. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas without regard to the choice-of-law principles thereof.

     21. Binding Upon Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

     22. Entire Agreement. This Agreement constitutes the entire agreement between the Company and Employee with respect to the terms of employment of Employee by the Company and supersedes all prior agreements and understandings, whether written or oral, between them concerning such terms of employment.

     23. Amendments and Waivers. This Agreement may be amended, modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto. The waiver by either party of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver hereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy.

     24. Cumulative Rights and Remedies. All rights and remedies hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise. Employee's obligations to the Company and the Company's rights and remedies hereunder are in addition to all other obligations of Employee and rights and remedies of the Company created pursuant to any other agreement.

     25. Construction. Each party to this Agreement has had the opportunity to review this Agreement with legal counsel. This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement.

     26. Severability. In the event that any provision or provisions of this Agreement is held to be invalid, illegal or unenforceable by any court of law or otherwise, the remaining provisions of this Agreement shall nevertheless continue to be valid, legal and enforceable as though the invalid or unenforceable parts had not been included therein. In addition, in such event the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible with respect to those provisions that were held to be invalid, illegal or unenforceable.

     27. Attorneys' Fees and Costs. If any action at law or in equity is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

     28. Encompass Performance Guarantee. Encompass shall cause the Company to perform each and every obligation to be performed by the Company hereunder.

     IN WITNESS WHEREOF, the Company and Employee have executed this Agreement on the date first above written.

                              COMPANY:

                              ENCOMPASS MANAGEMENT CO.


                              By:  /S/ JOSEPH M. IVEY
                                  -------------------
                                  Joseph M. Ivey
                                  President and Chief Executive Officer


                              EMPLOYEE:

                              /S/ HENRY P. HOLLAND
                              --------------------
                              Henry P. Holland

IN WITNESS WHEREOF, Encompass Services Corporation has executed this Agreement on the date first above written solely for the purpose of guaranteeing the performance by the Company of its obligations hereunder, as provided in Section 28 of this Agreement.


ENCOMPASS SERVICES CORPORATION

By:  /S/ JOSEPH M. IVEY
     ------------------
     Joseph M. Ivey
     President and Chief Executive Officer


                                                                      EXHIBIT  A

                                  DEFINITIONS


     "Annual Base Salary" means the salary of Employee in effect at the relevant time determined in accordance with Section 4(a) hereof.

     "Affiliate" means, with respect to any Person, each other Person who controls, is controlled by, or is under common control with the Person specified.

     "Cause" when used in connection with the termination of employment with the Company, means: (i) Employee's breach of his obligations under this Agreement after Employee has been given notice specifying such breach and a reasonable opportunity to cure such breach; (ii) Employee's failure to adhere to any written Company policy after Employee has been given notice specifying the failure and a reasonable opportunity to comply with such policy or cure his failure to comply; (iii) the conviction of, indictment for, or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment, or (regardless of whether any indictment or conviction is pursued) threatening the life or health of any other employee; (iv) the commission by Employee of an act of fraud upon the Company or any of its Affiliates; (v) the misappropriation (or attempted misappropriation) of any funds or property of the Company or any of its Affiliates by Employee; (vi) the failure by Employee to perform the duties assigned to him under this Agreement after reasonable notice and opportunity to cure such performance; (vii) the engagement by Employee in any direct, material conflict of interest with the Company without compliance with the Company's conflict of interest policy, if any, then in effect; (viii) the engagement by Employee, without the written approval of the Board of Directors of Encompass, in any activity which competes with the business of the Company or any of its Affiliates or which would result in a material injury to the Company or any of its Affiliates; (ix) the engagement by Employee in any activity which would constitute a material violation of the provisions of the Company's or Encompass' Insider Trading Policy or Business Ethics Policy, if any, then in effect, or (x) the failure by Employee to sign any lock-up letters, standstill agreements, or other similar documentation required by an underwriter in connection with the public offering of securities by the Company or Encompass or to take other actions reasonably related thereto as requested by the Board of Directors of Encompass or the Company.

     "Change of Control" means:

          (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Designated Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, (the "Exchange Act")) of 30% or more of either (1) the then outstanding shares of Common Stock of Encompass (the "Outstanding Encompass Common Stock") or
     (2) the combined voting power of the then outstanding voting securities of Encompass entitled to vote generally in the election of directors (the "Outstanding Encompass Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (a) any acquisition of Common Stock of Encompass or voting securities of Encompass directly from Encompass (excluding an acquisition by virtue of the exercise of a conversion privilege), (b) any acquisition of Common Stock of Encompass or voting securities of Encompass by Encompass, (c) any acquisition of Common Stock of Encompass or voting securities of Encompass by any employee benefit plan(s) (or related trust(s)) sponsored or maintained by the Company or Encompass or any other corporation controlled by Encompass and approved by the Incumbent Board, (d) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, immediately following such reorganization, merger or consolidation, the conditions described in clauses (1), (2) and (3) of paragraph (iii) below of this definition are satisfied, or (e) an acquisition by Apollo Management L.P. and/or one or more of its affiliates resulting in an ownership of no more than 40% of the Common Stock of Encompass (for this purpose, any securities convertible into Common Stock held by Apollo Management L.P. and its affiliates will be treated as if they have been converted for purposes of determining the percentage of ownership held on an "as-converted basis"); or

          (ii) individuals who, as of the date hereof, constitute the entire Board of Directors of Encompass (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of Encompass (the "Board"); provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Encompass shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either (1) an actual or threatened election contest (as such terms are used in Rule 14a-11 of the Regulation 14A promulgated under the Exchange Act), or an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or (2) a plan or agreement to replace a majority of the members of the Board then comprising the Incumbent Board; or

          (iii) approval by the shareholders of Encompass of a reorganization, merger or consolidation, in each case unless, immediately following such reorganization, merger or consolidation, (1) more than 50% (or such greater percentage as may be approved by the Incumbent Board) of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (including, without limitation, a corporation which as a result of such transaction owns Encompass through one or more subsidiaries) and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Encompass Common Stock and Outstanding Encompass Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership immediately prior to such reorganization, merger or consolidation, of the Outstanding Encompass Common Stock or Outstanding Encompass Voting Securities, as the case may be, (2) no Designated Person (excluding Encompass, any employee benefit plan(s) (or related trust(s)) of Encompass and/or its subsidiaries or any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 30% (or such lesser percentage as may be approved by the Incumbent Board) or more of the Outstanding Encompass Common Stock or Outstanding Encompass Voting Securities, as the case may be) beneficially owns, directly or indirectly, 30% (or such lesser percentage as may be approved by the Incumbent Board) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and
     (3) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

          (iv) approval by the shareholders of Encompass of (1) a complete liquidation or dissolution of Encompass or (2) the sale or other disposition of all or substantially all of the assets of Encompass, other than to a corporation, with respect to which immediately following such sale or other disposition, (A) more than 50% (or such greater percentage as may be approved by the Incumbent Board) of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were beneficial owners, respectively, of the Outstanding Encompass Common Stock and Outstanding Encompass Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Encompass Common Stock and Outstanding Encompass Voting Securities, as the case may be, (B) no Designated Person (excluding Encompass and any employee benefit plan (or related trust) of Encompass and/or its subsidiaries or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 30% (or such lesser percentage as may be approved by the Incumbent Board) or more of the Outstanding Encompass Common Stock or Outstanding Encompass Voting Securities, as the case may be) beneficially owns, directly or indirectly, 30% (or such lesser percentage as may be approved by the Incumbent Board) or more of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of Encompass.

     "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985.

     "Confidential Information" includes information conveyed or assigned to the Company or any of its Affiliates by Employee or conceived, compiled, created, developed, discovered or obtained by Employee from and during Employee's employment relationship with the Company, whether solely by Employee or jointly with others, which concerns the affairs of the Company or its Affiliates and which the Company or Encompass could reasonably be expected to desire be held in confidence, or the disclosure of which would likely be embarrassing, detrimental or disadvantageous to the Company or its Affiliates and without limiting the generality of the foregoing includes information relating to inventions, and the trade secrets, technologies, algorithms, products, services, finances, business plans, marketing plans, legal affairs, supplier lists, client lists, potential clients, business prospects, business opportunities, personnel assignments, contracts and assets of the Company or any of its Affiliates and information made available to the Company or any of its Affiliates by other parties under a confidential relationship. Confidential Information, however, shall not include information (a) which is, at the time in question, in the public domain through no wrongful act of Employee, (b) which is later disclosed to Employee by one not under obligations of confidentiality to the Company or any of its Affiliates or Employee, (c) which is required by court or governmental order, law or regulation to be disclosed, or (d) which the Company has expressly given Employee the right to disclose pursuant to written agreement.

     "Good Reason" means the occurrence of any of the following events:

     (a) Employee is assigned duties, taken as a whole, that are materially inconsistent with, or materially diminished from, Employee's positions, duties, responsibilities and status with the Company immediately prior to such action, or Employee's status, reporting responsibilities, titles or offices are materially diminished from those in effect immediately prior to such action, or Employee's duties and responsibilities are materially increased without a corresponding reasonable increase in Employee's compensation (provided that in the case of such a change within a Protected Period, such increase must be satisfactory to Employee in Employee's sole reasonable judgment), except in each case in connection with the termination of Employee's employment by the Company for Cause or on account of disability, or as a result of Employee's death, or by Employee for other than Good Reason; provided, however, that Good Reason shall not be triggered under this subsection (a) by an immaterial action not taken in bad faith or by an action that is remedied by the Company promptly after receipt of written notice from Employee; or

     (b) Employee's Annual Base Salary is reduced (i) within a Protected Period, from that in effect immediately prior to the commencement of a Protected Period or as the same may be increased from time to time thereafter, or (ii) other than within a Protected Period, from that which was in effect prior to such action unless such reduction is part of a general reduction in compensation within the officer ranks due to economic or company-wide considerations; or

     (c) The Company (i) within a Protected Period, fails to continue in effect any benefit or compensation plan, including, but not limited to, the annual bonus plan, qualified retirement plan, executive life insurance plan and/or health and accident plan, in which Employee is participating immediately prior to the commencement of the Protected Period, or plans providing, in the sole reasonable judgment of Employee, Employee with substantially similar benefits, or the Company takes any action that would adversely affect Employee's participation in or reduce Employee's benefits under any of such plans (excluding any such action by the Company that is required by law), or (ii) other than within a Protected Period, takes any action to materially reduce or eliminate Employee's participation in the Company's benefit or compensation plans unless such reduction or elimination is part of a general reduction in benefits within the officer ranks due to economic or company-wide considerations; or

     (d) The Company relocates the Employee's principal office more than 50 miles from Employee's primary residence as of the date of this Agreement; or

     (e) The amendment, modification or repeal of any provision of the Certificate of Incorporation or Bylaws of the Company that was in effect immediately prior to the commencement of a Protected Period, if such amendment, modification or repeal would materially adversely affect Employee's rights to indemnification by the Company; or

     (g) The Company shall violate or breach any obligation of the Company (regardless whether such obligation be set forth in the Bylaws of the Company and/or in this Agreement or any other separate agreement entered into between the Company and Employee) to indemnify Employee against any claim, loss, expense or liability sustained or incurred by Employee by reason, in whole or in part, of the fact that Employee is or was an officer or director of the Company; or

     (h) The Company shall violate or breach any other material obligation of the Company owing to Employee relating to Employee's employment with the Company, provided that in the event of a violation or breach that is reasonably subject to being cured by the Company, Good Reason shall only occur if the Company shall fail or refuse to commence a cure within 15 days after written notice thereof is given by Employee to the Company or shall thereafter fail to diligently prosecute such cure to completion; or

     (i) The Company shall fail to keep in force, for the benefit of Employee, directors' and officers' insurance policy with coverage amounts and scope at least equal to the coverage amounts in effect on the date hereof; or

     (j) The Company shall fail to obtain from a successor (including a successor to a material portion of the business or assets of the Company) a satisfactory assumption in writing of the Company's obligations under this Agreement; or

     (k) The Company shall fail to provide Employee with office space, related facilities and support personnel (including, but not limited to, administrative and secretarial assistance) that are both commensurate with Employee's position and Employee's responsibilities to and position with the Company and not materially dissimilar to the office space, related facilities and support personnel provided to other executive officers of the Company; or

     (l) The Company notifies Employee of the Company's intention not to observe or perform one or more of the material obligations of the Company under this Agreement.

     "Person" means any individual, corporation, trust, partnership, limited partnership, foundation, association, limited liability company, joint stock association or other legal entity.

     "Protected Period" means the period of time beginning with a Change of Control and ending 12 months following such Change of Control; provided, however, that if any event has occurred which could reasonably be expected to result in a Change of Control and a Change of Control occurs within 12 months after such event, then the Protected Period will begin on the date of such event.

     "Restricted Period" means the period beginning on the date of the termination or resignation of Employee's employment with the Company and its Affiliates and ending as follows, as applicable:

          (i) one year after the termination of Employee's employment if (a) Employee is not entitled to severance benefits under Section 7 or 10(c), or
     (b) Employee is entitled to the severance benefits under Section 10(c)(ii); or

         (ii) the greater of (a) one year after termination of Employee's employment or (b) the period from the date of termination of Employee's employment until the end of the Initial Period, if Employee is entitled to the severance benefits under Section 10(c)(i), or;

        (iii) two years after the termination of Employee's employment, if Employee is entitled to the benefits under Section 7.